Exhibit 99

         Dollar General Reports First Quarter 2005 Earnings;
                          Comments on Outlook

    GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--May 26, 2005--Dollar General Corporation (NYSE:DG) today reported diluted earnings per share ("EPS") of $0.20 for the quarter ended April 29, 2005, compared with EPS of $0.20 for the prior year quarter ended April 30, 2004. Net income for the first quarter of 2005 was $64.9 million, 4.3 percent below net income of $67.8 million for the first quarter of fiscal 2004.
    Net sales during the first quarter of 2005 increased 13.2 percent to $1.98 billion from $1.75 billion in the first quarter of 2004. The increase is primarily a result of net new stores and a same-store sales increase of 4.9 percent.
    Gross profit during the current year period was $563.3 million, or
28.5 percent of sales, versus $512.3 million, or 29.3 percent of sales, during the comparable period in the prior year. The decrease in the gross profit rate is primarily attributable to lower sales, as a percent of total sales, in the Company's seasonal, home products and basic clothing categories, which have higher than average markups. Higher transportation costs also contributed to the decline in the gross profit rate. These factors were partially offset by the Company's higher average markups on beginning inventories.
    Selling, general and administrative expenses ("SG&A") during the current year period were $456.4 million, or 23.1 percent of sales, versus $397.7 million, or 22.8 percent of sales, during the comparable period in the prior year. The increase in SG&A as a percent to sales is primarily the result of increases in store occupancy costs, including rent and utility expenses, repairs and maintenance, and fees associated with increased customer usage of debit cards. These increases were partially offset by decreases from the 2004 quarter in consulting fees relating to the Company's EZstore project and fees associated with Sarbanes-Oxley compliance efforts which did not recur in the 2005 quarter.
    During the current year period, the Company repurchased approximately 1.2 million shares of its common stock for $25.1 million. These repurchases increase to 1.7 million the total number of shares repurchased under the Company's current ten million-share authorization, which expires November 30, 2005.

    2005 Outlook

    The Company expects EPS of $0.20-$0.23 for its second quarter ending July 29, 2005. For the fiscal year ending February 3, 2006, the Company believes that its previously reported EPS outlook of $1.15-$1.20 (after eliminating the effect of expensing stock options included in the Company's previous outlook), while still achievable, will be more difficult to attain considering the lower than anticipated earnings during its first quarter, as well as continuing concerns regarding the potential negative impact of the economy on discretionary spending of the Company's customers.

    Conference Call

    The Company will host a conference call on Thursday, May 26, 2005, at 10 a.m. EDT to discuss the quarter's results. The security code for the conference call is "Dollar General." If you wish to participate, please call (334) 260-2280 at least 10 minutes before the conference call is scheduled to begin. The call will also be broadcast live online at www.dollargeneral.com and can be accessed by clicking on the homepage "Spotlight Item." A replay of the conference call will be available until 5 p.m. EDT on Thursday, June 9, online or by calling
(334) 323-7226. The replay pass code is 11237744.

    Non-GAAP Disclosures

    Return on invested capital ("ROIC"), included in the accompanying schedules to this release, may be considered a non-GAAP financial measure. Management believes that return on invested capital is useful because it provides investors with additional useful information for evaluating the efficiency of the Company's capital deployed in its operations. In addition, the Company has provided a calculation of ROIC and return on assets, computed using net income, excluding a restatement-related penalty, a non-GAAP measure, which management believes more clearly reflects the ongoing operations of the Company. This information should not be considered a substitute for any measures derived in accordance with GAAP. The Company has included its calculations of these non-GAAP measures and reconciliations to the most comparable GAAP financial measures in the accompanying schedules.

    Forward-Looking Information

    This press release contains forward-looking information, such as the information in the section entitled "2005 Outlook." The words "believe," "anticipate," "project," "plan," "schedule," "expect," "estimate," "objective," "forecast," "goal," "intend," "will likely result," or "will continue" and similar expressions generally identify forward-looking statements. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that expressed or implied by these forward-looking statements. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate and, therefore, actual results may differ materially from those projected by, or implied in, the forward-looking statements. Factors that may result in actual results differing from such forward-looking information include, but are not limited to:

   --  fuel price and interest rate fluctuations;
   -- a deterioration in general economic conditions whether caused by acts of war, terrorism or other factors;
   -- changes in demand due to unexpected or unusual weather patterns, economic conditions or other factors;
   -- transportation and distribution delays or interruptions both domestically and internationally;
   --  labor shortages in the trucking industry;
   -- the Company's ability to negotiate effectively the cost and purchase of merchandise;
   -- prolonged or repeated price increases of certain raw materials that could affect vendors' product costs;
   --  inventory risks due to shifts in market demand;
   --  changes in product mix;
   --  interruptions in suppliers' businesses;
   --  the inability to execute operating initiatives;
   -- costs and potential problems and interruptions associated with implementation of new or upgraded systems and technology or with maintenance or adequate support of existing systems;
   -- a continued rise in health insurance costs or workers' compensation costs;
   -- seasonality of the Company's business such as a sales shortfall during the Christmas selling season;
   -- unanticipated changes in the federal or state minimum wage or living wage requirements;
   -- changes in federal or state regulations governing the sale of the Company's products, particularly "over-the-counter" medications or health products;
   -- excessive costs and delays associated with building, opening and operating new stores;
   -- excessive costs and delays associated with building or opening distribution centers;
   -- results of legal proceedings and claims; and -- other risk factors described in the Company's Form 10-K for the fiscal year ended January 28, 2005, filed with the SEC on April 12, 2005, and most recent Form 10-Q, as well as elsewhere in this press release.

    Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as may be required by law, the Company disclaims any obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events. Readers are advised, however, to consult any further disclosures the Company may make on related subjects in its public disclosures or documents filed with the SEC.

    About Dollar General

    Dollar General is a Fortune 500(R) discount retailer with 7,551 neighborhood stores as of April 29, 2005. Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices. The Company store support center is located in Goodlettsville, Tennessee. Dollar General's Web site can be reached at www.dollargeneral.com.


             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                     Consolidated Balance Sheets
                        (Dollars in thousands)


                                   April 29,   April 30,  January 28,
Subject to reclassification          2005        2004        2005
--------------------------------- ----------- ----------- -----------
                                  (Unaudited) (Unaudited)
ASSETS                                        (Restated)
                                                  (a)
Current assets:
   Cash and cash equivalents      $  236,523  $  206,699 $   232,830
   Short-term investments                  -      71,651      42,925
   Merchandise inventories         1,465,981   1,277,185   1,376,537
   Deferred income taxes              21,525      21,852      24,908
   Prepaid expenses and other
    current assets                    59,166      52,271      53,702
--------------------------------- ----------- ----------- -----------
   Total current assets            1,783,195   1,629,658   1,730,902
--------------------------------- ----------- ----------- -----------

Property and equipment, at cost    1,990,986   1,775,496   1,940,335
Less:  accumulated depreciation
 and amortization                    898,989     789,441     859,497
--------------------------------- ----------- ----------- -----------
Net property and equipment         1,091,997     986,055   1,080,838
--------------------------------- ----------- ----------- -----------
Other assets, net                     29,346      26,464      29,264
--------------------------------- ----------- ----------- -----------
Total assets                      $2,904,538  $2,642,177  $2,841,004
================================= =========== =========== ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term
    obligations                   $   10,737  $   16,880  $   12,860
   Accounts payable                  459,742     510,187     409,327
   Accrued expenses and other        322,742     293,568     333,889
   Income taxes payable               54,557      38,322      69,616
--------------------------------- ----------- ----------- -----------
   Total current liabilities         847,778     858,957     825,692
--------------------------------- ----------- ----------- -----------

Long-term obligations                256,452     261,621     258,462
Deferred income taxes                 72,342      56,137      72,385

Shareholders' equity:
   Preferred stock                         -           -           -
   Common stock                      164,071     164,354     164,086
   Additional paid-in capital        441,119     386,158     421,600
   Retained earnings               1,129,626     920,783   1,102,457
   Accumulated other
    comprehensive loss                  (928)     (1,108)       (973)
--------------------------------- ----------- ----------- -----------
                                   1,733,888   1,470,187   1,687,170
   Other shareholders' equity         (5,922)     (4,725)     (2,705)
--------------------------------- ----------- ----------- -----------
   Total shareholders' equity      1,727,966   1,465,462   1,684,465
--------------------------------- ----------- ----------- -----------
Total liabilities and
 shareholders' equity             $2,904,538  $2,642,177  $2,841,004
================================= =========== =========== ===========

(a) The balance sheet as of April 30, 2004 has been restated using the accounting practices for leases described in the Company's press release dated March 3, 2005.


             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                  Consolidated Statements of Income
           (Dollars in thousands, except per share amounts)
                             (Unaudited)


                             For the Quarter (13 Weeks) Ended
                      -----------------------------------------------
                       April 29,   % of Net    April 30,   % of Net
                         2005        Sales       2004        Sales
                      ----------- ----------- ----------- -----------
Net sales             $1,977,829      100.00% $1,747,959      100.00%
Cost of goods sold     1,414,480       71.52   1,235,709       70.69
--------------------- ----------- ----------- ----------- -----------
Gross profit             563,349       28.48     512,250       29.31
Selling, general and
 administrative          456,428       23.08     397,700       22.75
--------------------- ----------- ----------- ----------- -----------
Operating profit         106,921        5.41     114,550        6.55
Interest income           (2,616)      (0.13)     (2,002)      (0.11)
Interest expense           5,968        0.30       8,444        0.48
--------------------- ----------- ----------- ----------- -----------
Income before taxes
 on income               103,569        5.24     108,108        6.18
Provisions for taxes
 on income                38,669        1.96      40,259        2.30
--------------------- ----------- ----------- ----------- -----------
Net income            $   64,900        3.28% $   67,849        3.88%
===================== =========== =========== =========== ===========

Diluted earnings per
 share                $     0.20              $     0.20
===================== ===========             ===========
Weighted average
 diluted shares
 (000s)                  331,218                 337,257
===================== ===========             ===========
Basic earnings per
 share                $     0.20              $     0.20
===================== ===========             ===========
Weighted average
 basic shares (000s)     328,208                 334,109
===================== ===========             ===========
Dividends per share   $    0.040              $    0.040
===================== ===========             ===========


             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                Consolidated Statements of Cash Flows
                        (Dollars in thousands)
                             (Unaudited)

                                                 For the Quarter
                                                 (13 Weeks) Ended
                                              -----------------------
                                               April 29,   April 30,
                                                 2005        2004
                                              ----------- -----------
Cash flows from operating activities:
  Net income                                  $   64,900  $   67,849
  Adjustments to reconcile net income to net
   cash provided by operating activities:
     Depreciation and amortization                44,006      39,636
     Deferred income taxes                         3,340      12,559
     Tax benefit from stock option exercises       2,967       2,172
     Change in operating assets and
      liabilities:
        Merchandise inventories                  (89,444)   (120,044)
        Other current assets                      (5,464)     (2,235)
        Accounts payable                          60,526     100,549
        Accrued expenses and other               (10,824)     (9,175)
        Income taxes                             (15,086)     (7,422)
        Other                                       (170)    (15,512)
--------------------------------------------- ----------- -----------
Net cash provided by operating activities         54,751      68,377
--------------------------------------------- ----------- -----------

Cash flows from investing activities:
  Purchases of property and equipment            (65,061)    (60,703)
  Purchases of short term investments            (21,250)   (129,150)
  Sales of short term investments                 64,175     126,225
  Proceeds from sale of property and
   equipment                                         122          29
--------------------------------------------- ----------- -----------
Net cash used in investing activities            (22,014)    (63,599)
--------------------------------------------- ----------- -----------

Cash flows from financing activities:
  Repayments of long-term obligations             (4,722)     (4,063)
  Payment of cash dividends                      (13,145)    (13,319)
  Proceeds from exercise of stock options         13,494       6,546
  Repurchases of common stock                    (25,062)   (133,589)
  Other financing activities                         391         447
--------------------------------------------- ----------- -----------
Net cash used in financing activities            (29,044)   (143,978)
--------------------------------------------- ----------- -----------

Net increase (decrease) in cash and cash
 equivalents                                       3,693    (139,200)
Cash and cash equivalents, beginning of
 period                                          232,830     345,899
--------------------------------------------- ----------- -----------
Cash and cash equivalents, end of period      $  236,523  $  206,699
============================================= =========== ===========

Supplemental schedule of noncash investing
 and financing activities:
Repurchases of common stock included in
 accounts payable                             $        -  $   18,996
Purchases of property and equipment awaiting
 processing for payment, included in accounts
  payable                                     $    2,810  $   16,494
Purchases of property and equipment under
 capital lease obligations                    $      578  $      550
============================================= =========== ============


             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                   Selected Additional Information
                             (Unaudited)

                                   Sales by Category (in thousands)
                                  -----------------------------------
                                            13 Weeks Ended
                                  -----------------------------------
                                   April 29,   April 30,       %
                                     2005        2004       Change
                                  ----------- ----------- -----------
Highly consumable                 $1,321,306  $1,114,394       18.6 %
Seasonal                             275,295     260,438        5.7 %
Home products                        211,752     214,773       (1.4)%
Basic clothing                       169,476     158,354        7.0 %
                                  ----------- ----------- -----------
   Total sales                    $1,977,829  $1,747,959        13.2%
                                  =========== =========== ===========



                                                New Store Activity
                                              -----------------------
                                                  13 Weeks Ended
                                              -----------------------
                                              April 29,   April 30,
                                                  2005        2004
                                              ----------- -----------

Beginning store count                              7,320       6,700
New store openings                                   255         244
Store closings                                        24          14
Net new stores                                       231         230
Ending store count                                 7,551       6,930
Total selling square footage (000's)              51,739      47,004



                                               Customer Transaction
                                                        Data
                                              -----------------------
                                                  13 Weeks Ended
                                              -----------------------
                                               April 29,   April 30,
                                                 2005        2004
                                              ----------- -----------

Same-store customer transactions                   +1.3%       +3.6%
Average customer purchase
   (total stores)                             $     8.79  $     8.41


             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                         Non-GAAP Disclosures
                    Return on Invested Capital (b)
                             (Unaudited)
                            (Restated) (a)
                                              For the Four Quarters
                                                       Ended
                                              -----------------------
                                               April 29,   April 30,
($ in thousands)                                 2005        2004
                                              ----------- -----------

 Net income                                   $  341,241  $  306,519
 Add:
     Interest expense, net                        19,129      28,534
     Rent expense                                264,423     226,645
     Tax effect of interest and rent            (101,063)    (95,907)
                                              ----------- -----------
     Interest and rent, net of tax               182,489     159,272
                                              ----------- -----------

 Return, net of tax                           $  523,730  $  465,791
                                              ----------- -----------

 Restatement-related item - penalty expense            -      10,000
                                              ----------- -----------
 Return excluding restatement-related item    $  523,730  $  475,791
                                              ----------- -----------

 Average Invested Capital:
     Average long-term obligations (c)        $  285,575  $  295,625
     Shareholders' equity (d)                  1,589,803   1,439,889
     Average rent x 8 (e)                      1,964,272   1,684,904
                                              ----------- -----------
     Invested capital                         $3,839,650  $3,420,418
                                              ----------- -----------


 Return on invested capital                         13.6%       13.6%
                                              =========== ===========
 Return on invested capital, excluding
  restatement- related item                         13.6%       13.9%
                                              =========== ===========


 (a) Net income used in the above calculations has been restated using the accounting practices for leases described in the Company's press release dated March 3, 2005.
 (b) The Company believes that the most directly comparable ratio calculated solely using GAAP measures is the ratio of net income to the sum of average long-term obligations, including current portion, and average shareholders' equity. This ratio was 18.2% and 17.7% for the rolling four quarters ended April 29, 2005 and April 30, 2004, respectively.
 (c) Average long-term obligations is equal to the average long-term obligations, including current portion, measured at the end of each of the last five fiscal quarters.
 (d) Average shareholders' equity is equal to the average shareholders' equity measured at the end of each of the last five fiscal quarters.
 (e) Average rent expense is computed using a rolling two-year period. Average rent expense is multiplied by a factor of eight to capitalize operating leases in the determination of pretax invested capital. This is a conventional methodology utilized by credit rating agencies and investment bankers.


             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                         Non-GAAP Disclosures
                           Return on Assets
                             (Unaudited)
                            (Restated) (a)


                                              For the Four Quarters
                                                       Ended
                                              -----------------------
                                               April 29,   April 30,
($ in thousands)                                 2005        2004
                                              ----------- -----------

 Net income                                   $  341,241  $  306,519
 Restatement-related item, net of tax                  -      10,000
                                              ----------- -----------
 Net income, excluding restatement-related
  item                                        $  341,241  $  316,519
                                              ----------- -----------

 Average assets (b)                           $2,761,511  $2,497,047
                                              ----------- -----------

 Return on assets                                   12.4%       12.3%
                                              =========== ===========
 Return on assets, excluding restatement-
  related item                                      12.4%       12.7%
                                              =========== ===========

 (a) Net income used in the above calculations has been restated using the accounting practices for leases described in the Company's press release dated March 3, 2005.
 (b) Average assets is equal to the average total assets measured at the end of each of the last five fiscal quarters.

    CONTACT: Dollar General Corporation
             Investor Contact:
             Emma Jo Kauffman, 615-855-5525
             or
             Media Contact:
             Tawn Earnest, 615-855-5209